UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 5
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GENESCO INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-0211340
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Genesco Park 1415 Murfreesboro Road Nashville, Tennessee	37217
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series 6 Subordinated Serial Preferred Stock	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: None.
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered
     Reference is hereby made to the Registration Statement on Form 8-A filed by Genesco Inc., a Tennessee corporation (the “Company”) with the Securities and Exchange Commission on August 15, 1990 (as amended on Forms 8-A/A, filed with the Securities and Exchange Commission on March 25, 1998, November 19, 1998, August 30, 2000 and June 17, 2007), relating to the Rights Agreement, dated as of August 8, 1990, between the Company and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent (the “Rights Agent”), which has been amended and restated in its entirety pursuant to a Second Amended and Restated Rights Agreement, dated as of April 8, 2010 (collectively, the “Rights Agreement”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.
     The Second Amended and Restated Rights Agreement amends the Rights Agreement to: (i) delete the definition of “Adverse Person” in its entirety which previously allowed the Company’s Board of Directors to declare certain beneficial owners of 10 percent of the Company’s common stock outstanding as triggering the Rights Agreement, (ii) extend the final expiration date to March 29, 2020, (iii) increase the purchase price to $113.00 per Right; (iv) amend the definition of “Acquiring Person” to include a concept of “Acting in Concert” that will aggregate the positions of coordinated investors; (v) amend the definition of “Beneficial Owner” to state that a person will be deemed to beneficially own any securities that are the subject of specified derivative transactions to which the Company is not a party; and (vi) adopt a “Trust Agreement” that verifies the ownership of Rights that are to be exchanged under the Amended Rights Agreement.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 9, 2010, and is incorporated herein by reference.

Item 2. Exhibits
     1. Second Amended and Restated Rights Agreement, dated as of April 8, 2010 between Genesco Inc. and Computershare Trust Company, N.A., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit C) incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENESCO INC.
Date: April 9, 2010	By:	/s/ Roger G. Sisson
		Name:	Roger G. Sisson
		Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX
     1. Second Amended and Restated Rights Agreement, dated as of April 8, 2010 between Genesco Inc. and Computershare Trust Company, N.A., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit C) incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010.